Exhibit 99.1

Imperial declares first quarter 2026 dividend

Calgary, AB – January 30, 2026 – Imperial Oil Limited (TSE: IMO, NYSE American: IMO) today declared a quarterly dividend of 87 cents per share on the outstanding common shares of the company, payable on April 1, 2026, to shareholders of record at the close of business on March 5, 2026.

This first quarter 2026 dividend compares with the fourth quarter 2025 dividend of 72 cents per share.

Imperial has a long and successful history of growth and financial stability in Canada as a leading member of the petroleum industry. The company has paid dividends every year for over a century and has increased its annual dividend payment for 31 consecutive years.

-30-

For further information:

Investor relations	Media relations
(587) 962-4401	(587) 476-7010

Source: Imperial
After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.
imperialoil.ca ∙ youtube.com/ImperialOil ∙ x.com/ImperialOil ∙ linkedin.com/company/Imperial-Oil ∙ facebook.com/ImperialOilLimited